Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Amendment No. 1 to the Annual Report of Whitestone REIT on Form 10-K/A of our report dated March 30, 2020, with respect to the consolidated financial statements of Pillarstone Capital REIT Operating Partnership, LP and subsidiaries as of and for the years ended December 31, 2019 and 2018.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas
March 30, 2020